AMENDMENT TO

SECOND AMENDED AND RESTATED

SUPERVISION AND ADMINISTRATION AGREEMENT

AMENDMENT dated June 29, 2020 to the Second Amended and Restated Supervision and Administration Agreement (the “Agreement”) entered into on April 1, 2012 by and between PIMCO Funds (the “Trust”) and Pacific Investment Management Company LLC (“PIMCO” or the “Administrator”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Agreement and amendment described herein.

WHEREAS, PIMCO provides or procures certain supervisory and administrative and other services to the Trust pursuant to the Agreement; and

WHEREAS, the Trust hereby adopts the Agreement with respect to the Private Account Portfolio Series: PIMCO All Asset: Multi-Real Fund, Private Account Portfolio Series: PIMCO All Asset: Multi-RAE PLUS Fund and Private Account Portfolio Series: PIMCO All Asset: Multi-Short PLUS Fund (each, a “Fund” and collectively, the “Funds”) and the Administrator hereby acknowledges that the Agreement shall pertain to the Funds; and

WHEREAS, the parties agree to amend the Agreement to add the Funds to Schedule B of the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the parties hereby agree to amend the Agreement pursuant to the terms thereof, as follows:

I.          Schedule B

The Trust and the Administrator hereby agree to amend the Agreement to add the Funds to Schedule B. Accordingly, the current Schedule B is replaced with the new Schedule B attached hereto.

II.        Other

Except as expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms.

The parties represent and warrant that all of the representations, warranties and undertakings made in the Agreement continue to be true as of the date of this Amendment and will continue in full force and effect until further notice.

Subject to the approval of the Trust’s Board of Trustees, the Trust consents to the Administrator’s delegation of some or all of its responsibilities under the Agreement with respect to the Funds to a qualified party or parties. Such delegation shall be evidenced by a written agreement to which the Trust need not be a party but which shall be subject to Trustee review and approval. Nothing contained herein shall be deemed to limit in any way the Administrator’s ability to delegate its duties under the Agreement with respect to any other series of shares of the Trust.

The Declaration of Trust establishing the Trust, as amended and restated effective November 4, 2014, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the Office of the Secretary of the Commonwealth of Massachusetts, provides that the name “PIMCO Funds” refers to the trustees under the Declaration collectively as trustees and not as individuals or personally, and that no shareholder, trustee, officer, employee or agent of the Trust shall be subject to claims against or obligations of the Trust to any extent whatsoever, but that the Trust estate only shall be liable.

III.       Term

This Amendment and the Agreement shall become effective with respect to the Funds on June 29, 2020 and shall remain in effect with respect to the Funds, unless sooner terminated as provided herein, for a period not to exceed one year from the effective date and shall continue thereafter on an annual basis with respect to the Funds provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Board of Trustees of the Trust, and (b) by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act of 1940, as amended (“1940 Act”)) of the Trust or the Administrator, cast in accordance with the provisions of the 1940 Act and the rules and any applicable Securities and Exchange Commission guidance or relief thereunder at a meeting called for the purpose of voting on such approval. This Agreement may be terminated with respect to the Funds at any time, without the payment of any penalty: (i) by a vote of a majority of the entire Board of Trustees of the Trust or by a majority of the outstanding voting shares of the Funds, as applicable, on 60 days’ written notice to the Administrator; or (ii) after the initial period commencing on the effective date, by the Administrator at any time on 60 days’ written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

PIMCO FUNDS

By:
Title:	Treasurer

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Title:	Managing Director, Co-Chief Operating Officer

Schedule B

Schedule to the Second Amended and Restated Supervision and Administration Agreement

PIMCO Funds

As of June 29, 2020

Private Portfolios (%) - Supervisory and Administrative Fee Rates

PORTFOLIO	Total
PIMCO ABS and Short-Term Investments Portfolio	0.03
PIMCO All Asset: Multi-Real Fund	0.25
PIMCO All Asset: Multi-RAE PLUS Fund	0.25
PIMCO All Asset: Multi-Short PLUS Fund	0.25
PIMCO EM Bond and Short-Term Investments Portfolio	0.10
PIMCO High Yield and Short-Term Investments Portfolio	0.03
PIMCO International Portfolio	0.10
PIMCO Investment Grade Credit Bond Portfolio	0.03
PIMCO Long Duration Credit Bond Portfolio	0.03
PIMCO Low Duration Portfolio	0.03
PIMCO Moderate Duration Portfolio	0.03
PIMCO Mortgage and Short-Term Investments Portfolio	0.03
PIMCO Municipal Portfolio	0.03
PIMCO Real Return Portfolio	0.03
PIMCO Short Asset Portfolio	0.00
PIMCO Short-Term Floating NAV Portfolio II	0.03
PIMCO Short-Term Floating NAV Portfolio III	0.00
PIMCO Short-Term Portfolio	0.03
PIMCO U.S. Government and Short-Term Investments Portfolio	0.03